EXHIBIT 8.1


                                                    ALLEN & OVERY LLP
                                                    1221 Avenue of the Americas
                                                    New York, NY  10020  USA
Permanent Funding (No. 2) Limited
35 Great St. Helen's                                Tel  +1 212 610 6300
London EC3A 6AP                                     Fax  +1 212 610 6399
United Kingdom
                                                    www.allenovery.com

                                                    [*], 2006

      RE:    PERMANENT FUNDING (NO. 2) LIMITED
             REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have acted as United States tax counsel to Permanent Master Issuer PLC, a public limited company incorporated under the laws of England and Wales (the ISSUING ENTITY), in connection with the preparation of the registration statement on Form S-3 (the REGISTRATION STATEMENT) that was filed with the Securities and Exchange Commission (the COMMISSION) under the Securities Act of 1933, as amended (the ACT), on [*], 2006, as amended on the date hereof, of which the prospectus supplement and prospectus (collectively, the PROSPECTUS) forms a part. The Registration Statement and Prospectus relate to the Issuer's issuance from time to time of class A notes, class B notes, class M notes, class C notes and class D notes in one or more series (the US NOTES).

      As United States tax counsel, we have advised the Issuing Entity with respect to certain United States tax consequences of the proposed issuance of the US Notes. This advice is summarized under the headings "Summary - Material United States tax consequences" in the prospectus supplement and under the headings "Summary of prospectus--United States tax status" and "United States federal income taxation" (collectively, the DISCUSSIONS) in the prospectus each relating to the US Notes which is part of the Registration Statement. We hereby confirm that the opinions set forth in the Discussions represent our opinions as to the matters of law covered by them.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement. We are aware that we are referred to in the Discussions and under the heading "Legal matters" in the prospectus supplement and in the prospectus, and we hereby consent to the references to us in those sections without thereby implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                               Very truly yours,

                               ALLEN & OVERY LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London, EC4M 9QQ and at the above address. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

Allen & Overy LLP or an affiliated undertaking has an office in each of:
Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin, Warsaw